Exhibit 99.1
Double Eagle Petroleum Company

P. O. Box 766 · Casper, WY 82602 · 1-307-237-9330 · Fax: 1-307-266-1823
FOR 7:00 a.m. (EDT) RELEASE
Date: July 18, 2007
Double Eagle Petroleum Reports Project Update
Casper, Wyoming — Double Eagle Petroleum Co. (NASDAQ: DBLE) reported today concerning its projects at the Atlantic Rim, Pinedale, South Fillmore, Nevada, Cow Creek Deep and Christmas Meadows.
At the Atlantic Rim of the Washakie Basin, Double Eagle still expects to spend approximately $40 million in 2007 drilling at our Cow Creek Field, for which we are the operator, and third-party operated drilling at the Sun Dog Unit. Double Eagle expects to begin drilling after August 6, 2007, when the IBLA (Internal Board of Land Appeals) is scheduled to rule on whether to grant a stay of action at the Atlantic Rim while the IBLA determines the merits of the appeals that have been filed. Final Briefs from BLM, the companies, and those that filed the appeals are to be filed by July 20. Double Eagle is proceeding with its plans to drill 34 additional development wells in Cow Creek Field which will become part of the Catalina Coal Bed Natural Gas Unit. Two drilling rigs have been contracted. To the extent they are capable of commercial production, ten of the 34 wells scheduled for this year are expected to be selling gas by the end of the year and the other 24 are expected to be on line in February 2008. After all the additional 34 are drilled, Double Eagle will have a working interest of 73.84% in the resulting 4,598.85 acre participating area that encompasses the resulting 48 wells, including both its original 14 Cow Creek wells and the 34 newly drilled wells. The gas from these wells will be transported to interstate gas pipelines via the 13-mile pipeline that we constructed in 2005. The Company had 14 producers in the Cow Creek Field selling 5.7 million cubic feet of natural gas on July 15, 2007. In 2006, these 14 wells produced 54% of the Company’s gas sales. The new wells are anticipated to significantly increase the Company’s production.
Also within the Atlantic Rim, Anadarko expects to drill 69 additional development wells in which Double Eagle will have approximately 8% working interest within the Sun Dog Unit. Three drilling rigs have been contracted to begin drilling in August 2007.
At Pinedale, Questar has informed us that it expects to drill 34 additional wells at the Mesa Unit in which Double Eagle will have approximately 7% average working interest. Double Eagle expects to spend over $14 million on these lower risk development wells. Questar has drilled four wells on five-acre spacing on lands in which Double Eagle has an interest and is extremely encouraged with the level of depletion. If all the Questar Pinedale acreage is developed on five-acre spacing, Double Eagle would be involved in over 300 additional development wells.

At South Fillmore, GMT Exploration Company LLC has drilled the SJ Fee 11-9 well that is a mile to the northwest of our PH State 16-1 well. Double Eagle has 50% working interest in this new SJ Fee 11-9 well. The well reached a total depth of 8,646 feet, logs were evaluated and production casing was run. The Mesaverde had several sands that appear to be gas saturated and the coals appear to be well developed. A completion rig will begin completing this well this week.
In Nevada, V. F. Neuhaus has contracted a rig to drill the Straight Flush #17-1 well in Huntington Valley, Elko County, Nevada. We still expect drilling to begin in the second half of July. The well is expected to take 17 days to get to a total depth of 7,000 feet. Currently, Double Eagle has a 70% working interest after the tank battery is set. We expect to sell 20% and end up with 50% working interest. The target is a feature that we believe has some similarities to Grant Canyon Field in Railroad Valley that is 120 miles to the south and has produced over 20 million barrels of oil.
At Cow Creek Deep #2 well, we have identified the crest of the structure on seismic and will steer the well 700 feet to the southwest to test the Tensleep sandstone and Madison Limestone on the top of this anticline. We have not contracted the rig yet, but expect to be able to contract a rig this summer. We will drill from 9,300 feet to a total depth of approximately 12,100 feet.
At Christmas Meadows, we expect to drill to the Nugget Sandstone in the Fall 2007.
Double Eagle has completed a sale of 1,610,000 shares of perpetual preferred stock for a price of $25 per share, with an annual dividend of 9.25%. At any time after five years, the Company has the right to buy back the shares at $25 per share. This funding of $38 million, net to the Company, allowed us to obtain the funds to develop the Atlantic Rim and Pinedale projects without diluting the common stockholders.
Stephen H. Hollis, CEO of Double Eagle commented: “We still believe that in 2007 we will be able to begin developing the Atlantic Rim natural gas field that we discovered in 1999. The development of this resource play will keep us busy for three to five years. If the wells produce as well as the existing fourteen have, we will increase our production significantly. The equipment has been purchased, rigs have been contracted, electric power is being brought in and all the ancillary pipe and people have been prepared. In addition, we have a number of other exploratory projects that will be tested this year, and the continued development of Pinedale will add to our production. The planned drilling for 2007 could double our net producing wells in the Company. This should be a very exciting year for the Double Eagle shareholders.”
About Double Eagle
Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 95% of its production and reserves. The Company’s current development activities are in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve projects in southwestern Wyoming and other Rocky Mountain states.

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This release may contain forward-looking statements regarding Double Eagle Petroleum Co.’s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and results of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company’s Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:

John Campbell	Steve Hollis, President
(303) 794-8445	(307) 237-9330